Exhibit 99.1

OneSpaWorld Reports Record Second Quarter Fiscal 2024 Results and Increases Fiscal Year Guidance

Board Authorizes Annual Cash Dividend

Total Revenues of $224.9 Million, Income from Operations of $18.8 Million and Adjusted EBITDA of $27.1 Million

Increases Fiscal 2024 Revenues Guidance to $870 - $890 Million from $860 - $880 Million

Increases Fiscal 2024 Adjusted EBITDA Guidance to $102 - $108 Million from $95 - $105 Million

Nassau, Bahamas, July 31, 2024 - OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its second quarter and first six months of fiscal 2024 ended June 30, 2024.

Leonard Fluxman, Executive Chairman, Chief Executive Officer, and President of OneSpaWorld, commented: “Our team delivered an outstanding second quarter capping off an excellent first half of the year. Our consistently strong performance evidences the power of our operating platform to deliver unsurpassed guest experiences for our cruise line and destination resort partners. Driven by our continuing momentum and scaling impact of our growth drivers, we are again increasing our annual guidance beyond the quarter’s outperformance.

The second quarter included many noteworthy accomplishments,” continued Mr. Fluxman. “We grew total revenue by 12%, income from operations by 40% and adjusted EBITDA by 25%. We generated robust free cash flow, further bolstering our strong balance sheet. We continued to innovate our services, products and guest experiences. And we further leveraged our management systems and experienced staff to increase guest services productivity and retail attachment rates generating record maritime operating metrics, including revenue per passenger per day, revenue per staff day, and weekly revenue per ship.”

Mr. Fluxman stated further: “We are pleased to announce that our Board of Directors adopted an annual cash dividend program, which recognizes our ability to leverage our industry leading operating platform, integrated growth initiatives and asset-light business model to generate consistently increasing after-tax free cash flow. We remain confident in our ability to deliver strong operating and financial performance, both near-term and long-term, and increase value to our shareholders,” concluded Mr. Fluxman.

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer, added, “We ended the quarter with a strong balance sheet, including total cash of $63.7 million after repaying $15.0 million of our first lien term loan during the quarter. Since the second quarter of fiscal 2022, we have repaid over $109 million of indebtedness reducing our debt to $123.8 million at June 30, 2024.”

Mr. Lazarus concluded, “with our strong second quarter performance and a positive outlook, we have increased our fiscal year 2024 guidance. We now expect revenues to increase 11% and adjusted EBITDA to increase 18% at the mid-point of the guidance ranges from fiscal 2023 actual results.”

Second Quarter 2024 Highlights:

•	Total revenues increased 12% to a record $224.9 million compared to $200.5 million in the second quarter of 2023.
•	Income from operations increased 40% to a record $18.8 million compared to $13.4 million in the second quarter of 2023.
•	Adjusted EBITDA increased 25% to $27.1 million compared to $21.6 million in the second quarter of 2023.
•

Unlevered after-tax free cash flow increased 18% to $23.8 million compared to $20.1 million in the second quarter of 2023. The Unlevered after-tax free cash flow conversion rate was 88% in the second quarter of 2024.

Operating Network Update:

•

Cruise Ship Count: The Company ended the second quarter operating health and wellness centers on 197 ships with an average ship count of 188 ships for the quarter, compared with 183 ships and an average ship count of 177 ships for the second quarter of 2023.

•

Destination Resort Count: The Company ended the second quarter operating 52 destination resort health and wellness centers with an average resort count of 52 for the quarter, compared with 54 destination resort health and wellness centers and an average resort count of 51 for the second quarter of 2023.

•	Staff Count: The Company ended the second quarter with 4,300 cruise ship personnel on vessels, compared with 3,813 cruise ship personnel on vessels at the end of the second quarter of 2023.

Liquidity Update:

•	Cash totaled $63.7 million after repaying $15 million on our first lien term loan in the second quarter.

•	The Company expects to continue to generate positive cash flow from operations and after-tax free cash flow in the third and fourth quarters of fiscal 2024 and for the full fiscal year.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Unlevered after-tax free cash flow, Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

Second Quarter Ended June 30, 2024 Compared to June 30, 2023

•
Total revenues were $224.9 million compared to $200.5 million in the second quarter of 2023. The increase primarily was attributable to our average ship count increasing to 188 health and wellness centers onboard ships operating during the quarter compared with our average ship count of 177 health and wellness centers onboard ships operating during the second quarter of 2023, together with continued productivity gains across our operations.
•
Cost of services were $150.8 million compared to $137.2 million in the second quarter of 2023. The increase primarily was attributable to costs associated with increased Service revenues of $180.8 million in the quarter, compared with Service revenues of $163.2 million in the second quarter of 2023.
•
Cost of products were $37.1 million compared to $32.2 million in the second quarter of 2023. The increase primarily was attributable to costs associated with increased Product revenues of $44.0 million in the quarter, compared to Product revenues of $37.3 million in the second quarter of 2023.
•
Net income was $15.8 million, or Net income per diluted share of $0.15, as compared to Net loss of ($3.2) million or Net loss per diluted share of ($0.03) in the second quarter of 2023. The increase primarily was attributable to a $12.2 million decline in Other (expense) from the change in fair value of warrant liabilities and a $5.4 million increase in Income from operations. The change in fair value of warrant liabilities was the result of the remeasurement to fair value of the warrants exercised during the second quarter of 2024 reflecting changes in market prices of our common stock and other observable inputs deriving the value of these financial instruments. The $5.4 million change in Income from operations primarily derived from the increase in the number of health and wellness centers onboard ships operating during the quarter.
•
Adjusted net income was $21.7 million, or Adjusted net income per diluted share of $0.20, as compared to Adjusted net income of $15.0 million, or Adjusted net income per diluted share of $0.15, in the second quarter of 2023.
•
Adjusted EBITDA was $27.1 million compared to Adjusted EBITDA of $21.6 million in the second quarter of 2023.
•
Unlevered after-tax free cash flow was $23.8 million compared to $20.1 million in the second quarter of 2023.

Year-to-date June 30, 2024 Compared to June 30, 2023

•
Total revenues were $436.1 million compared to $383.0 million for the six months ended June 30, 2023. The increase primarily was attributable to our average ship count increasing to 188 health and wellness centers onboard ships operating during the six months ended June 30, 2024 compared with our average ship count of 175 health and wellness centers onboard ships operating during the six months ended June 30, 2023, together with continued productivity gains across our operations.
•
Cost of services were $294.8 million compared to $263.5 million in the six months ended June 30, 2023. The increase primarily was attributable to costs associated with increased Service revenues of $353.1 million in the six months ended June 30, 2024 from our operating health and wellness centers at sea and on land, compared with Service revenues of $313.4 million in the six months ended June 30, 2023.
•
Cost of products were $70.7 million compared to $60.5 million in the six months ended June 30, 2023. The increase primarily was attributable to costs associated with increased Product revenues of $83.1 million in the six months ended June 30, 2024 from our operating health and wellness centers at sea and on land, compared to Product revenues of $69.6 million in the six months ended June 30, 2023.
•
Net income was $36.9 million, or Net income per diluted share of $0.35, as compared to net loss of ($19.1) million or Net loss per diluted share of ($0.20) in the six months ended June 30, 2023. The increase primarily was attributable to a $41.8 million positive change in the fair value of warrant liabilities reflected in Other income (expense) and a $11.2 million increase in Income from operations. The change in fair value of warrant liabilities was the result of the remeasurement to fair value of the warrants exercised during the six months ended June 30, 2024 reflecting changes in market prices of our common stock and other observable inputs deriving the value of these financial instruments. The $11.2 million increase in Income from operations primarily derived from the increase in the number of health and wellness centers onboard ships operating during the comparative six month periods.

•
Adjusted net income was income of $41.0 million, or Adjusted net income per diluted share of $0.39, compared to Adjusted net income of $27.4 million, or Adjusted net income per diluted share of $0.28, in the six months ended June 30, 2023.
•
Adjusted EBITDA was $52.4 million compared to Adjusted EBITDA of $40.9 million in the six months ended June 30, 2023.
•
Unlevered after-tax free cash flow was $47.8 million compared to $38.0 million in the six months ended June 30, 2023.

Balance Sheet Highlights

•
Cash at June 30, 2024 was $63.7 million, after giving effect to repayment of $15 million in debt during the second quarter.
•
Total debt, net of deferred financing costs, was $123.8 million at June 30, 2024.

Dividend Announcement

Following quarter end, the Board of Directors adopted an annual cash dividend program with an initial quarterly dividend payment of $0.04 per common share. The Board’s adoption of the dividend program follows a comprehensive capital allocation analysis and reflects the Company’s strong current and expected operating and financial performance and exceptional after-tax free cash flow conversion driven by its advantageous asset-light business model. The first quarterly dividend is payable on September 4, 2024 to shareholders of record as of the close of business on August 21, 2024.

Q3 2024 and Fiscal Year 2024 Guidance

	Three Months Ended September 30, 2024	Year Ended December 31, 2024
Total Revenues	$235-240 million	$870-890 million
Adjusted EBITDA	$27-29 million	$102-108 million

Conference Call Details

A conference call to discuss the second quarter 2024 financial results is scheduled for Wednesday, July 31, 2024, at 11:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10190591approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10190591. The conference call replay will be available from 3:00 p.m. Eastern Time on Wednesday, July 31, 2024 until 11:59 p.m. Eastern Time on Wednesday, August 7, 2024. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 197 cruise ships and at 52 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise industry segment of the international leisure market, which it has earned over six decades upon its exceptional service standards, expansive global recruitment, training and logistics platforms, irreplicable operating infrastructure, powerful team, and continual service and product innovation, delivering tens of millions of extraordinary guest experiences and outstanding service to its cruise line and destination resort partners.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%			$	%
	2024	2023 (1)	Inc/(Dec)	Inc/(Dec)	2024	2023 (1)	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$180,846	$163,234	$17,612	11%	$353,055	$313,355	$39,700	13%
Product revenues	44,045	37,279	6,766	18%	83,062	69,613	13,449	19%
Total revenues	224,891	200,513	24,378	12%	436,117	382,968	53,149	14%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	150,801	137,192	13,609	10%	294,826	263,520	31,306	12%
Cost of products	37,138	32,207	4,931	15%	70,668	60,472	10,196	17%
Administrative	4,740	4,519	221	5%	8,797	8,089	708	9%
Salary, benefits and payroll taxes	9,230	8,954	276	3%	17,723	17,875	(152)	(1)%
Amortization of intangible assets	4,143	4,206	(63)	(1)%	8,287	8,412	(125)	(1)%
Total cost of revenues and operating expenses	206,052	187,078	18,974	10%	400,301	358,368	41,933	12%
Income from operations	18,839	13,435	5,404	40%	35,816	24,600	11,216	46%
OTHER (EXPENSE), INCOME, NET:
Interest expense	(2,221)	(4,352)	2,131	49%	(5,176)	(8,962)	3,786	42%
Change in fair value of warrant liabilities	(46)	(12,201)	12,155	100%	7,677	(34,101)	41,778	123%
Total other (expense) income, net	(2,267)	(16,553)	14,286	86%	2,501	(43,063)	45,564	106%
Income (loss) before income tax expense	16,572	(3,118)	19,690	631%	38,317	(18,463)	56,780	308%
INCOME TAX EXPENSE	813	59	754	1278%	1,392	618	774	125%
Net income (loss)	$15,759	$(3,177)	$18,936	596%	$36,925	$(19,081)	$56,006	294%
Net income (loss) per share:
Basic	$0.15	$(0.03)			$0.36	$(0.20)
Diluted	$0.15	$(0.03)			$0.35	$(0.20)
Weighted average shares outstanding:
Basic	105,123	97,471			103,292	95,546
Diluted	105,767	97,471			104,346	95,546

(1) Potential common shares under the treasury stock method and the if-converted method were antidilutive because the Company reported a net loss in the three and six months ended June 30, 2023 and the effect of the change in the fair value of warrants was antidilutive. Consequently, the Company did not have any adjustments in those periods between basic and diluted loss per share related to stock options, restricted share units and warrants.

	Forecasted
	Q3 2024	FY 2024
Period End Ship Count	197	198
Average Ship Count (1)	195	189
Period End Resort Count	52	52
Average Resort Count (2)	52	52

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Selected Statistics
Period End Ship Count	197	183	197	183
Average Ship Count (1)	188	177	188	175
Average Weekly Revenue Per Ship	$88,034	$82,149	$84,859	$79,662
Average Revenue Per Shipboard Staff Per Day	$586	$572	$567	$557
Period End Resort Count	52	54	52	54
Average Resort Count (2)	52	51	52	50
Average Weekly Revenue Per Resort	$14,028	$15,447	$15,405	$16,182
Capital Expenditures (in thousands)	$1,116	$882	$2,322	$2,201

(1) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net income as net income (loss), adjusted for items, including increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation and change in fair value of warrant liabilities. Adjusted net income per diluted share is defined as Adjusted net income divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three and six month periods ended 2024 and 2023.

We define Adjusted EBITDA as income from continuing operations before interest expense, income tax expense, depreciation and amortization, adjusted for the impact of certain other items, including non-cash stock-based compensation expense and change in fair value of warrant liabilities.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability or liquidity measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability or liquidity measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income (loss) to Adjusted net income for the second quarters and year-to-date periods ended June 30, 2024 and 2023 and Adjusted net income per diluted share for the second quarters and year-to-date periods ended June 30, 2024 and 2023 (amounts in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (loss)	$15,759	$(3,177)	$36,925	$(19,081)
Change in fair value of warrant liabilities	46	12,201	(7,677)	34,101
Depreciation and amortization (a)	3,761	3,761	7,522	7,522
Stock-based compensation	2,094	2,257	4,188	4,848
Adjusted net income	$21,660	$15,042	$40,958	$27,390
Adjusted net income per diluted share	$0.20	$0.15	$0.39	$0.28
Diluted weighted average shares outstanding	105,767	99,508	104,346	98,011

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net income (loss) to Adjusted EBITDA and Unlevered after-tax free cash flow for the second quarters and year-to-date periods ended June 30, 2024 and 2023 (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (loss)	$15,759	$(3,177)	$36,925	$(19,081)
Income tax expense	813	59	1,392	618
Interest expense	2,221	4,352	5,176	8,962
Change in fair value of warrant liabilities	46	12,201	(7,677)	34,101
Depreciation and amortization	5,870	5,477	12,079	10,986
Stock-based compensation	2,094	2,257	4,188	4,848
Business combination costs (b)	293	476	293	476
Adjusted EBITDA	$27,096	$21,645	$52,376	$40,910
Capital expenditures	(1,116)	(882)	(2,322)	(2,201)
Cash taxes	(2,223)	(637)	(2,244)	(678)
Unlevered after-tax free cash flow	$23,757	$20,126	$47,810	$38,031

(b) Business combination costs refers to legal and advisory fees incurred by OneSpaWorld in connection with the Business Combination, including costs associated with the secondary offering and warrant conversion.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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